EXHIBIT 8.1

Mayer Brown LLP 350 South Grand Avenue 25th Floor Los Angeles, California 90071-1503

March 19, 2009	Main Tel (213) 229-9500 Main Fax (213) 625-0248 www.mayerbrown.com
Nissan Auto Receivables 2009-A Owner Trust
Nissan Auto Receivables Corporation II
Nissan Motor Acceptance Corporation
One Nissan Way
Franklin, Tennessee 37067

Re:	Nissan Auto Receivables 2009-A Owner Trust Registration Statement on Form S-3 Registration No. 333-138931
Ladies and Gentlemen:
     We have acted as special tax counsel to Nissan Auto Receivables Corporation II, a Delaware corporation (the “Depositor”), in connection with the offering of the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes (collectively, the “Notes”) described in the preliminary prospectus supplement dated March 17, 2009 (the “Preliminary Prospectus Supplement”) and the base prospectus dated March 17, 2009 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Preliminary Prospectus, the Notes will be issued by Nissan Auto Receivables 2009-A Owner Trust, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement (the “Trust Agreement”) between the Depositor and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and U.S. Bank National Association, as indenture trustee. Capitalized terms used herein without definition have the meanings set forth in the Sale and Servicing Agreement between the Depositor, the Issuing Entity and Nissan Motor Acceptance Corporation (“NMAC”), as servicer.
     We hereby confirm that the statements set forth in the Base Prospectus and the Preliminary Prospectus Supplement forming part of the above captioned registration statement under the headings “Summary—Tax Status” and “Material Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions relating to the federal laws of the United States, have been reviewed by us and are correct in all material respects.
     The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:
     The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history
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Nissan Auto Receivables 2009-A Owner Trust
Nissan Auto Receivables Corporation II
Nissan Motor Acceptance Corporation
March 19, 2009

as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.
     This opinion is furnished by us as special tax counsel for the Depositor, NMAC and the Issuing Entity and may be relied upon by you only in connection with the transactions contemplated by the Indenture, the Trust Agreement or the Sale and Servicing Agreement, as applicable. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
     We consent to the filing of this letter with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Preliminary Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the above captioned registration statement or the Preliminary Prospectus.

Respectfully submitted,
/s/ Mayer Brown LLP
Mayer Brown LLP

Nissan 2009-A Form 8-K Tax Opinion